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                                                                   EXHIBIT 10.10

                           PRODUCT PURCHASE AGREEMENT

                                     BETWEEN

                             HEWLETT-PACKARD FRANCE

                                       AND

                               ACCELGRAPHICS, INC.




                            DATED AS OF JULY 1, 1996

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                           PRODUCT PURCHASE AGREEMENT

SELLER:         ACCELGRAPHICS, INC.
                1942 Zanker Road
                San Jose, CA 95112
                U.S.A.

HP:             HEWLETT-PACKARD FRANCE
                Performance Desktop Computing Operation
                5, avenue Raymond Chanas - Eybens,
                38053 Grenoble, Cedex 9
                FRANCE


THIS PRODUCT PURCHASE AGREEMENT (this "Agreement") is entered into as of the Effective Date as set forth below, between HP, a French company, and Seller, a California company.

EFFECTIVE DATE: July 1, 1996

HP and Seller hereby agree as follows:

1        DEFINITIONS

The following capitalized terms shall have the meanings assigned to them:

1.1 "Delivery Date" shall mean the date specified in a Purchase Order for the delivery of Products by Seller to the destination required by the Purchase Order.

1.2 "Eligible Buyers" shall mean the HP Locations, HP Subcontractors and other third parties mutually agreed to by the parties who may purchase Products from Seller under this Agreement, as listed in Exhibit C.

1.3 "Field Failures" shall mean any Product received by an Eligible Buyer then distributed to customers which is or becomes defective due to non-compliance with Specifications or any other technical requirement under this Agreement.

1.4 "HP Locations" shall mean HP and its divisions, subsidiaries, affiliates and other entities controlled by or controls HP.

1.5 "HP Property" shall mean all property, including without limitation designs, documentation, models, tools, devices, materials, furnished to Seller by HP or other Eligible Buyer hereunder or paid for by HP or Eligible Buyer in connection with this Agreement.

1.6 "HP Subcontractors" shall mean third party entities which perform contract work for HP Locations and which requires Products from Seller. HP Subcontractors are independent contractors of HP or HP Locations and are not legally related to HP or HP Location as agent, employee, partner, joint venturer or other manner.

1.7 "Lead Time" shall mean the minimum period of time between the date of a Purchase Order and the requested Delivery Date of Products under such Purchase Order.

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1.8      "Noncomplying Product" shall mean any Product received by an Eligible
         Buyer which is (i) defective, or otherwise not in conformity with the applicable, or (ii) not in conformity with the requirements of the relevant Purchase Order or other provisions of this Agreement; as determined by the receiving Eligible Buyer prior to distribution to customers. Noncomplying Products shall include, without limitation, defective Products, dead-on-arrival's, overshipments, and early shipments.

1.9 "Products" shall mean the products offered for sale by Seller under this Agreement as specified on Exhibit A attached hereto. The parties may mutually amend Exhibit A in writing from time to time to include new Products or change the Specifications. Products may be hardware and/or software.

1.10 "Purchase Order" shall mean a written or electronic purchase order issued by an Eligible Buyer to Seller.

1.11 "Specifications" shall mean the technical and/or functional requirements of the Product as set forth in and/or referenced in Exhibit A.

1.12     "Term" shall mean the duration of this Agreement as set forth in
         Section 16 below.

2        PURCHASE OF PRODUCTS

2.1 Purchase and Sale of Products. HP shall purchase and Seller shall sell the Products pursuant to the terms of this Agreement. This Agreement shall enable all Eligible Buyers to purchase Products from Seller under the terms and conditions of this Agreement. Seller shall not, without the prior written approval of HP, allow any party which is not an Eligible Buyer to purchase Products pursuant to this Agreement. Seller agrees to the order process as set forth in Exhibit D.

2.2 Forecasts. HP shall provide to Seller, as set forth in Exhibit D, non-binding forecasts of HP's requirements for Products. Such forecasts are good-faith estimates and shall be used only for preliminary planning purposes. Unless otherwise agreed to in writing, such forecasts shall not constitute or be deemed to be binding commitments by HP.

2.3      Lead Time. Product Lead-Time, if any, shall be as set forth in Exhibit
         B. Seller agrees to use commercially reasonable efforts to accommodate Purchase Orders which may require a shorter Lead-Time.

2.4 Purchase Order Issue. Each shipment of Products shall be initiated by a Purchase Order issued to Seller by an Eligible Buyer. Each Purchase Order shall include:

         (i) Product quantity; (ii) unit price; (iii) shipping destination; (iv) Delivery Date; and (v) other requirements/instructions.

2.5 Purchase Order Acknowledgment. Seller shall either return the acknowledgment form of a Purchase Order to the Eligible Buyer placing such order, or object to the Purchase Order, within the number of days set in Exhibit D. If an ordering Eligible Buyer does not receive an acknowledgment or objection within such period, Seller is deemed to have accepted such Purchase Order.

2.6 Order Flexibility. Eligible Buyers may increase, decrease, reschedule or cancel its Purchase Orders pursuant to the provisions set forth in Exhibit D.

2.7 Lifetime Buy. In the event that Seller intends to discontinue the availability of any Product offered under this Agreement, Seller shall give written notice of such discontinuance of availability to HP at least [****] in advance of such discontinuance. Within [****] after receipt of such

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         notice of discontinuance, HP shall have the right to determine its lifetime-buy quantities of such Products and to purchase such quantities in accordance with the provisions of this Agreement.


3        PRICES AND INVOICES

3.1 Pricing. Product prices are set forth in Exhibit B. All prices and calculations will be made in U.S. Dollars, unless otherwise stated. Prices shall not be increased unless mutually agreed upon, but may be reduced by Seller. If during the Term, changed prices are put in effect by mutual agreement of HP and Seller, or reduced prices are otherwise put in effect by Seller, such prices shall apply to all Product shipments made after the effective date of such price change.

3.2 Price Warranty. Seller warrants that the prices quoted for the Products are not in excess of the lowest prices charged by Seller to other similarly situated customers for similar quantities of products of like kind and quality.

3.3 Invoices. Unless otherwise instructed by HP, Seller shall send all invoices for Products shipped, to the Eligible Buyer location which issued the Purchase Order for such Products.

3.4 Payment Terms. Unless otherwise agreed in writing, payment terms for Products ordered under this Agreement shall be net thirty (30) days after the later of (i) receipt by the ordering Eligible Buyer of an appropriate invoice from Seller for the Products ordered, or (ii) receipt by the ordering Eligible Buyer of the Products so ordered.

4        SHIPMENT AND DELIVERY

4.1 Title and Risk. All shipments made on HP designated carriers shall be F.O.B. Seller's place of shipment at Seller's address as set forth in Exhibit E. Title to Products released hereunder and risk of loss or damage shall pass from Seller to HP upon Seller's delivery of the Products to the carrier specified by HP subject to Seller's obligations hereunder with respect to packing and loading.

4.2      Shipping Costs.

         a. All shipping and transport expenses and duties shall be borne by the Eligible Buyer unless otherwise set forth in this Agreement. All expenses related to packing, loading and delivery of Products to the designated carrier dock shall be borne by Seller.

         b. If Seller ships any Product by a method other than as specified in the corresponding Purchase Order, Seller shall pay any resulting increase in the cost of freight incurred over the cost of freight which would have been incurred had Seller complied with the Purchase Order's shipping instructions.

         c. If due to Seller's failure to make a timely shipment the specified method of transportation would not permit Seller to meet the requested Delivery Date, the Products affected shall be shipped by air transportation or other expedient means acceptable to the Eligible Buyer. Seller shall pay for any resulting increase in the freight cost over that which Eligible Buyer would have been required to pay by the specified method of transportation.

4.3 Delivery Delay. Seller shall immediately notify the Eligible Buyer issuing a Purchase Order of any prospective failure to deliver the specified quantity of Products ordered on the specified Delivery Date. All orders shall be shipped complete, as released. Should only a portion of the Products be available on the Delivery Date, Seller shall ship the available Products unless directed by the ordering

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         Eligible Buyer to reschedule the shipment. In the event of a delay in delivery due to Seller's fault in excess of [* * *] from the original requested Delivery Date, the Eligible Buyer may impose the late delivery penalty as set forth in Exhibit D.

4.4 Overshipment. If Seller ships more Products than ordered, the amount of the overshipment may either be kept by the receiving Eligible Buyer for credit against future Purchase Orders or returned to Seller pursuant to
         Section 8 below, at such Eligible Buyer's election.

4.5 Early Shipment. Seller shall obtain the ordering Eligible Buyer's approval before making any delivery more than [* * * *] prior to the specified Delivery Date. If Seller makes an unauthorized early delivery, the Eligible Buyer may at its option either return the Products pursuant to Section 8 below or delay processing the invoice until the original Delivery Date.

4.6 Packing. Seller shall preserve, package, handle and pack the Products so as to protect the Products from loss or damage, in conformance with good commercial practice, HP's specifications, government regulations, and other applicable standards. Seller shall be responsible for any loss or damage due to its failure to properly preserve, package, handle or pack the Products. No Eligible Buyer shall be required to assert any claims for such loss or damage against the common carrier involved, nor be liable or responsible for any loss, damage, or cost due to a release of chemicals or other hazardous materials to the environment prior to receipt of the corresponding Products by the Eligible Buyer. HP packing and shipping instructions are set forth in Exhibit E attached hereto.

4.7 Packing List. Seller shall provide for all Products, a packing list and invoice which contain at least the following information: (i) Purchase Order number; (ii) HP part number (if any); (iii) Seller reference;
         (iv) Products quantity shipped; (v) Unit price; (vi) Delivery Date; and
         (vii) serial number of each Product unit (if applicable).

4.8 Container Marking. If required by an Eligible Buyer, all shipping containers shall be marked and/or bar coded as requested by such Eligible Buyer.


5        PRODUCT WARRANTY

5.1 Product Warranty. Seller warrants that all Products shall: (i) substantially conform to all Specifications and quality requirements set forth in Exhibits A and G; (ii) conform to all requirements of applicable Purchase Orders; and (iii) be free from defects in design, material and workmanship.

5.2 Warranty Period. Product warranties shall be in effect for a Warranty Period as set forth in Exhibit F. All Product returns during the Warranty Period are subject to the provisions of Section 8 below.

5.3 Warranty Disclaimer. EXCEPT AS SET FORTH ABOVE, SELLER GIVES NO OTHER PRODUCT WARRANTY, IMPLIED OR EXPRESS, AND SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.


6        PRODUCT SUPPORT

6.1 Product Support. Seller agrees to provide Product Support to all Eligible Buyers as specified in Exhibit F applicable to each Product or class of Products.

6.2 Product Support during Warranty Period. Product Support is provided free of charge to HP with

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         respect to a Product during such Product's warranty period.

7        QUALITY

7.1 Quality Program. Seller shall maintain an objective quality program for all Products supplied pursuant to this Agreement. Seller shall, upon HP's request, provide to HP copies of Seller's quality program and supporting test documentation. Seller shall use its commercially reasonable efforts to promptly undertake, at its sole expense, all actions necessary to implement the procedures and processes to achieve the quality standards set forth in Exhibit G.

7.2 Inspection. HP or its designate shall have the right to inspect, at HP's expense, Seller's plant both Products and nonproprietary manufacturing processes for the Products at any time during the Term. Seller shall provide, at no charge to HP, access to such facilities and services as are reasonable required by HP in performing any inspection. Seller shall also ensure that HP has the right to inspect, at HP's expense, alone or accompanied by Seller, the plants and processes of Seller's strategic suppliers and subcontractors, including without limitation Seller's suppliers of chips and contract manufacturers, and other component suppliers of Seller as may be mutually agreed.


8        RETURN OF PRODUCTS

8.1 Return of Noncomplying Products. All Eligible Buyers shall have the right to return to Seller all Noncomplying Products, for repair or replacement, at Seller's expense, pursuant to the provisions set forth in Exhibit H-1.

8.2 Return of Field Failures. All Eligible Buyers, and their designated support organization, shall have the right to return to Seller all Field Failures, for repair or replacement, at Seller's expense, pursuant to the provisions set forth in Exhibit H-2.


9        ENGINEERING PROCESS OR DESIGN CHANGES

9.1 Engineering Changes. Unless otherwise agreed in writing, Seller agrees that:

         a. No changes in design, process, components, manufacturing processes or location, or discontinuances affecting the electrical performance, the mechanical form or fit, the packaging, the environmental compatibility or chemical characteristics, or the life, reliability, or quality of a Product (collectively "Engineering Changes") shall be made or incorporated in a Product without the prior written approval of HP, and

         b.       The Engineering Change process shall be as set forth in
                  Exhibit I.

9.2 No Effect on Ordering Process. Regardless of whether HP approves a proposed Engineering Change, the ordering process or lead time established in this Agreement shall not be changed unless otherwise agreed.

9.3 HP Engineering Changes. HP may, if needed, change HP-supplied drawings, designs, or specifications at any time prior to shipment of corresponding Products. If any change affects the prices or delivery schedules of Products, an equitable adjustment shall be made provided that: (i) Seller makes a written claim for an adjustment within [* * *] from the date HP gives notice to Seller of the change, and (ii) HP agrees in writing to the adjustment. Engineering Changes shall be

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         effective after written mutual agreement.

10       HP PROPERTY

10.1 HP Property. All HP Property shall be clearly segregated and identified as the sole property of HP, and may be provided to a third party by Seller only after obtaining prior written approval from HP. Seller shall be bear all costs for damages which may occur to such property. All HP Property shall be used by Seller only for fulfilling the performance under this Agreement and shall be returned immediately on HP's request.

10.2 License to HP Property. HP hereby grants to Seller a non-exclusive, royalty-free, nontransferable license to use the HP intellectual property embodied in any HP Property provided to Seller hereunder, for the sole purpose of: (i) manufacturing and providing Products hereunder for sale to Eligible Buyer under this Agreement, and (ii) providing warranty and support services for the Products to Eligible Buyers under this Agreement.

10.3 Return of Property. Upon either party's request, or upon the expiration or termination of this Agreement, each party shall return all property of the other which was loaned to such party, in good condition, normal wear and tear excepted. Each party shall determine the manner and procedure for returning the such property. Each party shall pay the corresponding freight costs, if return is due to request by such party for convenience or termination of this Agreement for breach against the other party; otherwise, all return costs shall be borne by party to which such property was loaned.


11       INTELLECTUAL PROPERTY RIGHTS

11.1 License to Software Products. With respect to any Product which includes or is comprised of software and/or documentation, Seller hereby grants to HP and Eligible Buyers a non-exclusive, worldwide license to use, reproduce, display, and distribute such Product in object code format solely for use in conjunction with an HP product which includes any such Product. In no event shall HP offer any Product as a stand-alone product, except in a support context of repairs, replacements or updates to existing customers of HP products containing such Product. Such license shall include the right of HP and Eligible Buyers to sublicense distributors, resellers, and other third party channels solely as required to achieve the foregoing. Documentation may be reproduced and distributed either in electronic or hardcopy format.

         Unless otherwise provided as part of a Product, no Eligible Buyer shall have the right to any Product source code. No Eligible Buyer shall reverse engineer, disassemble, or otherwise modify any source code of any Product without written authorization from Seller. Each Eligible Buyer agrees to reproduce any proprietary rights legends of Seller in any software or documentation provided by Seller hereunder.

11.2 Infringement Defense by Seller. Seller will defend any third party claim, suit, or proceeding brought against HP or any Eligible Buyer insofar as it is based on a claim that any Product or documentation furnished by Seller under this Agreement constitutes an infringement of any third party's patent, copyright, trademark, trade name, or unauthorized trade secret use; provided that Seller is notified promptly by HP in writing of such claim, and given full authority (including choice of counsel), information and assistance (at Seller's expense) to handle the defense or settlement of any such claim, suit or proceeding. Seller agrees to pay all damages and costs awarded therein against HP or any Eligible Buyer.

         In case any Product or documentation or any part thereof in such suit is held to constitute an

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         infringement and its use is enjoined, Seller shall, at its own expense and at its option, either procure for HP and the Eligible Buyers the right to continue use the Product; or, if applicable, replace the Product with a noninfringing Product and documentation of equivalent function and performance; or modify them so they become noninfringing without substantially detracting from function or performance, provided that the Engineering Change Process set forth in Exhibit I is followed.

         Notwithstanding the foregoing, Seller shall have no responsibility for claims arising (i) from modifications of the Product made by HP or any Eligible Buyer if such claim would not have arisen but for such modifications, or (ii) from combination or use of the Product with HP products or any third party products, if such claim would not have arisen but for such combination or use.

11.3 Removal of Trademarks. Seller shall remove from all Products rejected, returned or unpurchased by an Eligible Buyer, any name, trademarks, trade names, insignia, part numbers of any Eligible Buyer prior to any other sale, use, disposition of such Products by Seller.


12       CONFIDENTIAL INFORMATION

12.1 Confidential Information. As used in this Section 12, the term "Confidential Information" shall mean: (i) all information of considered by one party to be confidential, and marked as "confidential" prior to disclosure to the other party; (ii) all non-public information or data concerning or related to either party's products (including the discovery, invention, research, improvement, development, manufacture, or sale of HP products) or business operations (including sales costs, profits, pricing methods, organizations, employee lists, and processes), and all HP Property; and
         (iii) all forecasts for production, support, or service requirements submitted by HP pursuant to this Agreement.

12.2 Exclusions. Notwithstanding any provision to the contrary, the provisions of this Section 12 shall not apply to any information that:
         (i) is rightfully known to the recipient prior to disclosure; (ii) is rightfully obtained by the recipient from a third party without any obligation of confidentiality; (iii) is made available by the disclosing party to the public without restrictions; (iv) is independently developed by the recipient without reference to any Confidential Information of the disclosing party; or (v) is disclosed by the recipient with the prior written approval of the original disclosing party.

12.3 Nondisclosure. Neither party shall disclose to any person or entity, other than its employees who have a need to know and are under confidentiality obligations, any Confidential Information of the other party, whether written or oral, which one party may obtain from the other, or otherwise discover in the performance of this Agreement. Without limiting the generality above, the recipient of Confidential Information shall maintain all such Confidential Information in strict confidence. The recipient shall take all reasonable steps to ensure that no unauthorized person or entity has access to Confidential Information of the disclosing party, and that all authorized persons having access to Confidential Information refrain from any unauthorized disclosure.


13       GOVERNMENTAL COMPLIANCE

13.1 Compliance. Each party warrants that it shall comply with all applicable laws, rules and regulations applicable to its obligations under this Agreement or to Products supplied hereunder, including without limitation all applicable import/export, environmental and safety rules and regulations.

13.2 Information. Seller shall furnish to HP or an Eligible Buyer with any information required during the term of this Agreement to enable HP or such Eligible Buyer to comply with the requirements of any government agency in its use of the Products. Seller shall provide HP or Eligible Buyer with all required material safety data sheets prior to shipping any Product.

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13.3     Restricted Rights Notice. HP shall ensure that any Seller software distributed, directly or indirectly, by HP to the United States Government shall be distributed pursuant to an agreement that contains the appropriate "restricted rights" language.


14       IMPORT REQUIREMENTS AND MANUFACTURING SITE

14.1 Certification. Upon HP's request, Seller shall provide HP or an Eligible Buyer with an appropriate certification stating the country of origin for the Products, sufficient to satisfy the requirements of (i) the customs authority of the country of receipt, and (ii) any applicable export licensing regulations

14.2 Country of Origin Marking. Seller shall mark each Product (or the Product's container if there is no room on the Product) with the country of origin. Seller shall, in marking Products, comply with the customs authorities of the country of receipt.

14.3 Importer of Record. If any Products are imported, Seller shall when possible allow the Eligible Buyer to be the importer of record. If the Eligible Buyer is not the importer of record and Seller obtains duty drawback rights to the Products, Seller shall, upon request, provide such Eligible Buyer with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to such Eligible Buyer.

14.4 Manufacturing Site. Seller warrants that the Products will be manufactured at the manufacturing site as set forth in Exhibit A, which site has been qualified by HP. Any change in manufacturing facility shall be considered an Engineering Change subject to Section 9 above.


15       FORCE MAJEURE

15.1 Force Majeure. Nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, earthquake, governmental acts or orders or restrictions or other similar reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party (collectively, "Delaying Cause"), provided that the non-performing party gives prompt notice of such conditions to the other party and makes all reasonable efforts to perform.

15.2 Purchase Order Cancellation. In the event of a Delaying Cause being greater than [****], the ordering Eligible Buyer may elect to cancel the Purchase Order affected by such event without any penalty.


16       TERM AND TERMINATION

16.1     Term and Renewal.

         a. Unless otherwise terminated or extended under this Section 16 the Term of this Agreement shall be the period of time commencing on the Effective Date and continuing for [* * *] thereafter.

         b. The Term of this Agreement will be automatically extended for an additional [* * *], unless written notice of its intention of non-renewal from one party is received by the other no later than ninety (90) days prior to the end of the initial Term or an extended Term.

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16.2     Termination for Cause. Either party may terminate this Agreement in the event of:

         a. Any failure of the other party to perform its material obligations under this Agreement, if such failure is not cured within thirty (30) days after receipt of written notice from the non-breaching party.

         b. Any commencement of voluntary or involuntary proceeding in bankruptcy, insolvency or any similar situation arising against the other party, or appointment of any receiver or assignee, unless such proceeding or appointment is dismissed within sixty (60) days after the date of such commencement or appointment.

         c. Any change in controlling interest or ownership of the other party, without the prior written approval of the non-changing party (which approval will not be unreasonably withheld).

16.3     Effect of Expiration or Termination.

         a. All Purchase Orders issued prior to the effective date of the expiration or termination of this Agreement shall be fulfilled pursuant to and subject to the terms of this Agreement, even if the Delivery Dates of Products under such Purchase Orders are after the effective date of expiration or termination; unless such termination is effected by Seller due to a material breach by HP.

         b. Each party shall return to the other party all property loaned by the other party, upon the expiration or termination of this Agreement pursuant to Section 10.3. All licenses granted by HP to Seller to any HP Property shall automatically terminate upon expiration or termination of this Agreement.

16.4     Manufacturing Rights.

         a. In the event that Seller is declared bankrupt or goes into receivership, then Seller shall make available to HP all manufacturing designs, drawings, documents and other necessary materials, including without limitation source code for software necessary for HP to manufacture, have manufactured, use an sell the Products. In such an event, Seller grants to HP a non-exclusive license to use the intellectual property rights in such Seller materials for the sole purpose of making, having made, using and selling the Products for the period that is the shorter of: (i) the Term of this Agreement; or (ii) until Seller is out of bankruptcy or receivership.

         b. In the event that Seller is unable to supply HP with the quantity of Products agreed to pursuant to this Agreement due to a Delaying Cause (as set forth in Section 15), Seller shall use its commercially reasonable efforts to manufacture such Products at a HP-qualified site (provided, however, that HP has made such a secondary HP-qualified site available to Seller, which failure to do so shall relieve Seller of its obligations under this paragraph) or shall enter into good faith negotiations with HP to provide either the Products or the manufacturing rights described in this Section 16.4 to HP, for a period that is the shorter of: (i) the Term of this Agreement; or (ii) until Seller resumes manufacturing the Products.

         c. In the event that HP terminates this Agreement for breach by Seller, Seller shall negotiate with HP in good-faith to grant HP or another manufacturer the necessary manufacturing rights for the Products until such time as HP has identified and purchases similar products from a second source.

16.5 Survival. The rights and obligations under the following Sections shall survive any expiration or earlier termination of this Agreement:
         Section 5 (Product Warranty); Section 6 (Product Support);

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         Section 10.3 (Return of HP Property); Sections 11 (Intellectual
         Property Rights) provided that with respect to Section 11.1, only the licenses properly granted to customers of HP products prior to the expiration or termination of this Agreement, shall survive; Section 12 (Confidentiality); Section 13 (Governmental Compliance) with respect to any surviving obligations, as required by applicable law; Section 16.3 (Effect of Expiration or Termination) and this Section 16.5; Section 17 (Limited Liability); Section 19 (Other Provisions).


17       LIMITED LIABILITY

         IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING FROM ANY CLAIM OR ACTION HEREUNDER, BASED ON CONTRACT, TORT OR OTHER LEGAL THEORY.


18       RELATIONSHIP MANAGEMENT

18.1 Relationship Managers. Each party designates the person set forth in Exhibit J as the primary contact of each party with respect to this Agreement, which person may be redesigned by a party by notice to the other.

18.2 Primary Contact. The parties agree that the material terms and conditions of this Agreement have been negotiated between HP and Seller, and that HP shall be the primary contact with respect to the administration of this Agreement, and to any further negotiations or amendments hereto, notwithstanding other Eligible Buyers' ability to purchase Products under this Agreement.

18.3 Dispute Resolution. In the event of disagreement with respect to any aspect of this Agreement, the parties agree to discuss in good-faith to reach an amicable resolution, and to escalate such resolution process to the appropriate members of their respective management organization who have the power and authority to achieve a successful resolution. This Section 18.3 is in addition to, and shall in no way be construed as limiting, any rights, remedies and actions arising under this Agreement and available to the parties in law or equity.

18.4 Notice. Unless otherwise stated, all notices required under this Agreement shall be in writing and shall be considered given upon personal delivery of the written notice or within five (5) days after posted by mail, certified or registered, and addressed to the appropriate relationship manager as set forth in Exhibit J.


19       OTHER PROVISIONS

19.1 Publicity. Each party agrees not to publicize or disclose the existence or terms of this Agreement to any third party without the prior written consent of the other except as required by law. In particular, no press releases shall be made without the mutual written consent of each party.

19.2 Independent Contractors. The relationship of the parties under this Agreement is that of independent contractors, and neither party is an employee, agent, partner or joint venturer of the other.

19.3 No Assignment. Neither party may assign or transfer any of the rights or responsibilities set forth herein, or change its control of ownership, without the express written consent of the other party (which consent shall not be unreasonably withheld or delayed) and any purported attempt to do so shall be deemed void. Notwithstanding the foregoing, Seller agrees that all Eligible Buyers may purchase Products under the terms of this Agreement to the same extent as HP as contemplated under this Agreement, and that HP may assign its rights to its parent company, Hewlett-Packard Company, a California corporation.

19.4 Governing Law. This Agreement is made under and shall be construed in accordance with the law of the State of California, without reference to conflict of laws principles. Any claim or suit with respect to this Agreement shall be brought in the jurisdiction in which the non-complaining party resides.

19.5 Severability. The terms of this Agreement shall be applicable severally to each Product, if more than one, and any dispute affecting either party's rights or obligations as to one or more Product(s) shall not affect the rights granted hereunder as to any other Product. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect, and the parties will negotiate in good-faith a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

19.6 Headings. The captions and headings used in this Agreement are for convenience in reference only, and are not to be construed in any way as terms or be used to interpret the provisions of this Agreement.

19.7 No Purchase Obligation. Except as expressly provided herein, HP or any other Eligible Buyer may in its sole discretion decide purchase or not purchase any Product as it deems appropriate.

19.8 Non-Restrictive Relationship. Nothing in this Agreement shall be construed to preclude HP or any other Eligible Buyer from independently developing, acquiring from other third parties, distributing or marketing other products which may perform the same or similar functions as the Products provided under this Agreement.

19.9 Modifications. This Agreement may only be modified only by writing signed by an authorized representative of each party.

19.10 Waiver. Neither party's failure to exercise any of its rights hereunder shall constitute or be deemed a waiver or forfeiture of any such rights.

19.11 Entire Agreement. This document and its attachments represent the entire agreement between the parties as to the matters set forth herein and supersedes all prior discussions, representations or understandings between them, except for prior agreements specifically referenced herein and made a part hereof. The ten-terms and conditions of this Agreement shall supersede all preprinted terms on any Purchase Order or acknowledgment, or other terms contradictory to the provisions herein.

19.12 Exhibits. All Exhibits attached to this Agreement shall be deemed a part of this Agreement and incorporated herein by reference.

         EXHIBIT A              PRODUCT DESCRIPTION AND SPECIFICATIONS
         EXHIBIT B              PRODUCT PRICING AND LEADTIME
         EXHIBIT C              ELIGIBLE BUYERS
         EXHIBIT D              ORDER PROCESS
         EXHIBIT E              PACKING AND SHIPPING INSTRUCTIONS
         EXHIBIT F              MATERIALS PROCUREMENT
         EXHIBIT G              QUALITY REQUIREMENTS
         EXHIBIT H-1            NONCOMPLYING PRODUCT RETURN
         EXHIBIT H-2            FIELD FAILURE SUPPORT
         EXHIBIT I              ENGINEERING CHANGE PROCEDURE
         EXHIBIT J              RELATIONSHIP MANAGERS

19.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

AGREED:

HP:                                     SELLER:

HEWLETT-PACKARD FRANCE                  ACCELGRAPHICS, INC.


By: /s/ Jean Charles Miard              By: /s/ Nancy E. Bush
   ---------------------------             ----------------------

Print: Jean Charles Miard               Print: Nancy E. Bush
      ------------------------                -------------------

Title: GM - PDCO                        Title: CFO
      ------------------------                -------------------

                           PRODUCT PURCHASE AGREEMENT

                                     BETWEEN

                             HEWLETT-PACKARD FRANCE

                                       AND

                               ACCELGRAPHICS, INC.

                                    EXHIBITS


SELLER:             ACCELGRAPHICS, Inc.
                    1942 Zanker Road
                    San Jose, CA 95112
                    United States

HP:                 HEWLETT-PACKARD FRANCE
                    Performance Desktop Computing Operation
                    5, avenue Raymond Chanas - Eybens
                    38053 Grenoble, Cedex 9
                    FRANCE

EFFECTIVE DATE: July 1st 1996

                                    EXHIBITS

     EXHIBIT A                 PRODUCT DESCRIPTION AND SPECIFICATIONS
     EXHIBIT B                 PRODUCT PRICING AND LEADTIME
     EXHIBIT C                 ELIGIBLE BUYERS
     EXHIBIT D                 ORDER PROCESS
     EXHIBIT E                 PACKING AND SHIPPING INSTRUCTIONS
     EXHIBIT F                 PRODUCT WARRANTY AND SUPPORT
     EXHIBIT G                 QUALITY REQUIREMENTS
     EXHIBIT H-I               NONCOMPLYING PRODUCT RETURN
     EXHIBIT H-2               FIELD FAILURE SUPPORT
     EXHIBIT I                 ENGINEERING CHANGE PROCEDURE
     EXHIBIT J                 RELATIONSHIP MANAGERS

                                    EXHIBIT A
                           Revision of August 5th 1996
                     PRODUCT DESCRIPTION AND SPECIFICATIONS

     -     Name of the product: AccelPRO TX 2500
             PCI OpenGl Accelerator for PCI
             Revision A modified as identified during LP test (Heat-sink, full size bracket, R75, Internal source, Video signal ferrites).
             No option
             Hewlett Packard part-number: 5064-0241
             Hewlett Packard support (re-order) part-number: 5064-0296

     -     Hardware product specifications:
               * Graphics hardware accelerator PCI, OpenGl compliant, includes:
                    - Rendering accelerator GLINT 500TX
                    - Setup accelerator Glint Delta TX
                    - VGA AdvanceLogic ALG2064
                    - RAMDAC Texas Instrument TVP3026
                    - 8 MegaBytes frame buffer (VRAM)
                    - 8 MegaBytes Z-buffer (DRAM)

     - Software product specifications (not delivered with the product but provided to Hewlett Packard and covered by this agreement):
          * drivers for Windows NT versions 3.51 and 4.0
          * control applet version 3.1

     - Marking:

Each board must have a white sticked label with the following black printed informations:
- HP part-number, as set forth in Exhibit A
- the mention "Made in YYYY"
- the serial number (number and bare code)
The engineering and manufacturing date codes must be mentioned too.

Bare code standard code is 39. Specifications will be communicated separately to ACCELGRAPHICS Inc. by HP Vendor Account Manager.

     - The product will be manufactured at the following site:
                                    MAT Technologies Limited,
                                    No. 101-102 Estate Center Building,
                                    19 Dai Cheong Street,
                                    Tai Po Industrial Estate,
                                    New Territories, Hong Kong.
See site change HIP approval procedure in Exhibit I.

     - Regulatory compliance:
                           UL or CSA (Safety USA)
                           FCC ID, EN (RFI certifications)
                           CE (801.2, 801.3, 801.4 certifications)

     - All boards will be tested with ICT equipment and functionally in HP PC before to be shipped to Eligible Buyers as defined in Exhibit C. HP PCs costs will be agreed upon and shared by both companies.

                                    EXHIBIT B

                          PRODUCT PRICING AND LEADTIME

- Product pricing:
  [*   *   *]
  [*   *   *]

- Lead time:
            [*   *   *]

- [*   *   *]:
            [*           *                *                 *].

- [*   *   *].

- Price forecast:
            [*           *                *                 *].


- Currency/Invoicing:
            All prices agreed upon between ACCELGRAPHICS, Inc. and HP are stated in US $ Eligible Buyers will always be invoiced in US $.

                                    EXHIBIT C

                                 ELIGIBLE BUYERS

These are the locations that may pass orders to ACCELGRAPHICS, Inc.:

              [*           *                *                 *].
              [*           *                *                 *].
              [*           *                *                 *].
              [*           *                *                 *].
              [*           *                *                 *].
              [*           *                *                 *].
              [*           *                *                 *].
              [*           *                *                 *].

                                    EXHIBIT D
                                  ORDER PROCESS

1. Ordering process

         - Product orders shall only come in writing from Eligible Buyers as set forth in Exhibit C.

         - HP shall send non binding purchasing forecasts to ACCELGRAPHICS, Inc., on a [* * *], on a [* * *]rolling window.

         - Purchase Orders Acknowledgment: in writing within [* * * * *]after receipt of a Purchase Order.

         - On an exception basis, in case of sudden increase or decrease of the required short-term Eligible Buyer deliveries, HP will send new [* * *] non binding consolidated forecasts which will replace the previous one, subject to the flexibility agreed in Exhibit D.

         - HP will manage any allocation priorities between Eligible Buyers.

         - Priority between Eligible Buyers: Orders received by ACCELGRAPHICS, Inc. from Support Repair locations listed in Exhibit C have priority over all other HP orders.

         - Shipping informations: [* * * *].

2. Orders flexibility

         - [* * *]: During the [* * * * * *], ACCELGRAPHICS, Inc. will [* * *] which will allow [* * * *].

         - Purchases order changes: After the [* * *], ACCELGRAPHICS, Inc. will use the following flexibility schedule and rescheduling flexibility:

- Cancellation:

         * From first product shipment to HP and until [* * * *] HP may without charge change or cancel any portion of each order if HP gives Seller notice at least [* * *] calendar days prior to the delivery date for standard Goods and Services (i.e. all Goods or Services other than custom).

         * [* * *] of product life: Acknowledged product orders cancellation for this period will be at [* * *] to HP.

- Orders flexibility for quantities [* * *] units /month:
                * [* * *]
                * [* * *]
                * [* * *]

- Orders flexibility for quantities [* * *] units /month:
                * [* * *]
                * [* * *]
                * [* * *]

This flexibility must be measured on the aggregate of all volumes ordered by all Eligible Buyers to ACCELGRAPHICS, Inc.

    - Upsides/Downsides: if Eligible Buyers are passing orders beyond the limit above, the following rules have to be followed by both parties:

- for orders decrease, Eligible Buyers will use the Change Order process and ACCELGRAPHICS, Inc. will make a reasonable effort to meet these demands.

- for order increases, Eligible Buyers will issue NEW ORDERS to ACCELGRAPHICS Inc. that will be acknowledged separately by ACCELGRAPHICS, Inc. (reasonable effort).

    - Flexibility performance evaluation: ACCELGRAPHICS, Inc. to meet HP changing volume demands is an important part of ACCELGRAPHICS, Inc. "Responsiveness" score within the TQRDC periodic performance evaluation. ACCELGRAPHICS, Inc.'s flexibility will be scored based on satisfaction of demands for contractual flexibility as well as demand for flexibility BEYOND the normal contractual flexibility schedule as described in this section above according to the score table below:

-   4 Consistently exceeds expectations,

-   3 Consistently meets and occasionally exceeds expectations,

-   2 Consistently meets expectations,

-   1 Occasionally meets expectations,

-   0 Consistently does not meet expectations.

    - Allocation: in allocation process, ACCELGRAPHICS, Inc. commits to ship on time acknowledged quantities to Eligible Buyers and will do its best efforts to satisfy non acknowledged orders in a reasonable lead time on parity with its other OEM customers.

    -    Life time buy: see paragraph 2.7, page 3 of the contract.

    -    Late delivery penalties: [* * *]

    -    [* * *].

3. Minimum and multiple order quantity

Orders will contains at least 10 units and will be ordered in multiple of 10 units.

                                    EXHIBIT E

                        PACKING AND SHIPPING INSTRUCTIONS

             - ACCELGRAPHICS Inc. will arrange for product pick up times by Eligible Buyers designated freight carriers at the following address:
                         ACCELGRAPHICS, Inc., 1942 Zanker Road,
                         San Jose, CA 95112, United Sates

             -    Boards will be shipped in bulks of 10 units.

             - Optimal loading: ACCELGRAPHICS, Inc. will make reasonable effort for optimal freight cost, in particular:

-   ACCELGRAPHICS Inc. will avoid partial shipments

- ACCELGRAPHICS Inc. will ensure the engineering date-code is homogeneous within a box

-   ACCELGRAPHICS will avoid unfilled boxes subject to previous line request

             -    Each box of bulks will be identified with a label indicating:
                         - part-number
                         - quantity in the box (full letter and bar-coded)
                         - ship date (full letter only)
                         - manufacturing date-code

             - Each pallet of boxes will receive on a plastic film a large label indicating part-number, quantity on pallet (full letter and bare-coded). The standard bare-coded printing is 39.

             - Accompanying documents: ACCELGRAPHICS, Inc. shall provide, for all separate boxes of any shipment of products, a packing list and "pro-format" invoice which together contains at least the following informations:

-   the engineering date code

-   the HP part-number

-   ACCELGRAPHICS, Inc.'s reference number

-   the quantity of products shipped

-   the date of shipment

-   the unit price (as set forth in Exhibit B)

             - Delivery performance within the TQRDCE (T=Technology, Q=Quality, R=Responsiveness, D=Delivery, C=Cost, E=Environment) periodic performance evaluation: ACCELGRAPHICS Inc. performance will be appreciated on several criteria:

- On Time Delivery (OTD): evaluated on each individual schedules delivery: On time (-3/+O) delivery:

             * on time if shipped within a windows 0/-3 of the acknowledged ship date
             * early if before
             * late if later
    Score:   4   95% on time or better,
             3   [85.95%[ on time,
             2   [70.85%[ on time,
             1   [60.70%[ on time,
             0   Less than 60% on time.

-   Orders acknowledged within 2 (two) working days

-   No discrepancies in quantities, mixed boards, invoicing price/quantities,...

-   Pro-activity on shipments delinquencies

                                    EXHIBIT F

                          PRODUCT WARRANTY AND SUPPORT
1. Warranty period

- Product warranties shall be in effect for a Warranty Period of the shorter of:
(i) [thirty six (36) months] from the date that a Product is received by a customer as part of an HP product; or (ii) [thirty nine (39)] months from the date that a Product is received by the ordering Eligible Buyer.
- Starting warranty period: shipment date of the product from ACCELGRAPHICS, Inc.

During this period, the repaired boards, if repaired by ACCELGRAPHICS, Inc., are repaired free of charge and, if repaired by HP, are charged to ACCELGRAPHICS, Inc. according to Exhibit H-2. Out of the Warranty period, the repaired boards, if repaired by ACCELGRAPHICS, Inc., are charged to HP according to Exhibit H-2. and, if repaired by HP, are NOT charged any more to ACCELGRAPHICS, Inc.

2. Diagnostics

Diagnostic code is provided by ACCELGRAPHICS, Inc. to HP in the form as agreed separately for use exclusively to HP related products defined in Exhibit A. In the event that ACCELGRAPHICS, Inc. modifies these diagnostic codes, ACCELGRAPHICS, Inc. will provide HP with the latest revision of the code for use exclusivelyrelated to ACCELGRAPHICS, Inc. products defined in Exhibit A.

HP has the right to duplicate the diagnostics only for the purposes defined below:
         - HP final assembly
         - BP repair centers
         - HP field support organizations
         - End user (HP customer) for self first trouble shooting

3. Manufacturing documentation

ACCELGRAPHICS, Inc. shall provide HP with the latest updated version of the following documentation:
         - Approved Vendor List
         - Material list (component type and location on the board)
         - Revision history
         - Drivers and applet latest revision (.exe file)
         - Functional manufacturing tests programs
A copy of the updated documentations and a "no-change" note for each of the unchanged ones will be sent to HP Vendor Account Manager at the beginning of each calendar quarter.

4. Technical support

4.1 Process

Technical support period is set at [* * *] after the last product is shipped from AccelGraphics, Inc. to HP.

ACCELGRAPHICS Inc. shall support the products as defined in Exhibit A during the entirety of the product life and support life. During this period, ACCELGRAPHICS, Inc. shall maintain technical expertise on its products. Technical expertise includes:
         - trained personnel
         - assigned contact person to HP (support program manager)
         - tools and equipment specific to the repair of boards, kept and maintained operational
         - access to the updated documentations as stated in paragraph 3, above
         - access to spare sparts.

4.2 Technical contacts

Each party will designate two technical contacts for US and Europe and a support program manager as set forth in paragraph 6. The program manager may also serve as a technical contact. All changes in contacts should be directed to the program manager in writing. Either party may contact the other to obtain assistance with the products of common customers. Either technical contact may be contacted. The preferred communication medium to use is e-mail.

The contact receiving the call shall address the problem or involve the necessary resources to address the problem. The originating contact shall be notified of the problem resolution and then deliver the solution to the common customer. The originating party may close the issue when it deems appropriate. Any problems in the call process between contracts will be brought to the attention of the support program managers as listed in paragraph 6.

The acknowledge time for a submitted non-hotsite problem shall be one working day.

In order to reduce the time of resolution, a specified amount of problem related information has to be communicated. The required data for problem escalation are listed in paragraph 6.

The technical contacts in each region shall have a monthly phone conference to exchange technical information, outstanding issues, etc.

The support program managers shall review the support process quarterly, and implement changes if required.

4.3 Technical Training

ACCELGRAPHICS, Inc. shall provide technical training for HP technical support engineers on ACCELGRAPHICS, Inc. related issues. One training per product launch or major engineering change [* * *] in the US and Europe. Reasonable efforts shall be made by both parties to schedule training at mutually convenient times. All other additional training will be [* * *].

HP has the right to duplicate training materials provided by ACCELGRAPHICS, Inc.,and distribute it to the HP support organizations.

4.4 Information Exchange

Each party shall provide the other, free of charge, with all product related technical information and tools like (as available from each party):

- product specifications (technical datasheets)
- technical literature
- software updates
- diagnostic utilities
- presales support materials (e.g. demo software)
- known problems list, including other OEM's known problems for Intel Based platforms
- Frequently Asked Questions

All relevant technical information is to be provided to the technical contacts listed in paragraph 6 for each party. The information distribution process shall be managed by the support program managers.

5. Problem solving

During the same period, ACCELGRAPHICS, Inc. shall provide responses to HP on bugs and problems reported by HP (Vendor Account Manager, Lab, Technical Support organizations) of its products.

Upon finding of a technical issue by one of the HP teams listed above, the designated ACCELGRAPHICS, Inc. experts shall provide HP with an action plan within the following response timeframe following receipt of the technical issue:


Type of technical issues as determined by HP

                                                                  acknowledge               action plan within
                                                                     time
                                                               (within the principal periods of service, see 6.)
5.1 HOT SITE: requires immediate attention to fix                 [*   *   *]                   [*   *   *]
product misfunction as used by a major customer or
in a major deal that could generate significant revenue
loss to HP.

5.3 NORMAL: not a HOT SITE                                        [*   *   *]                   [*   *   *]

ACCELGRAPHICS, Inc. will keep records of bugs and problems reported by BP with their status and the mutually agreed action plan for each item.

6. Technical contacts list

                  HEWLETT PACKARD                  ACCELGRAPHICS
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]   .                                ..........................

a) Technical contacts US
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]:
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................

[*   *   *   *]:
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................

Principal Period
of Service:       [*   *   *   *]                  [*   *   *   *]
                  [*   *   *   *]                  ..........................

b) Technical Contacts Europe
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................

Secondary contact:
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................
[*   *   *   *]                                    ..........................

Principal Period
of Service:       [*   *   *   *]                  [*   *   *   *]
                  [*   *   *   *]                  ..........................

                                    EXHIBIT G

                              QUALITY REQUIREMENTS

1.       Definitions
         -        Quality program:
                           ACCELGRAPHICS shall, upon HP's request, provide HP with copies of ACCELGRAPHICS programs and supporting tests documentation.

         -        Inspection/corrective actions:
                           In case of emergency (fire, strike, contingency), HP will exercise its right to visit ACCELGRAPHICS, Inc. manufacturing site.
                           All costs incurred by HP in conducting inspections shall be borne by HP.
                           ACCELGRAPHICS, Inc. shall provide a corrective action plan for any discrepancies reported by HP within [* * *].

         -        Annualized Failure Rate By Month Reported (AFR BMR):
                           A failure is a substantial deviation in the performance of the product which seriously impairs its functionality, its safety, or its compliance with the regulation standards as defined in the product specifications.

                           The failure rate measure is provided by HP quality department. The HP reporting system is recognized and agreed by ACCELGRAPHICS, Inc.

                           The failure rate measurement used for the ACCELGRAPHICS, Inc. items is calculated as follows:

                           The 3 months AFR BMR is the ratio of:

                           The number of failures reported from month M-2 to Month M multiplied by 1200
                           --------------------------------------------
                           The installed base under warranty of the product between month M-2 and month M

                           Installed base at month M is the number of units SHIPPED by HP distribution centers from the month M-36 to M-1.


         -        Excessive AFR:
                           This condition exist when the AFR BMR is higher than the agreed "AFR BMR limit" as listed in the table below. This excessive AFR can be generated by multiple causes (failure modes), multiple symptoms, effects or by an epidemic failure condition.

                           Epidemic failure are failures due to a defect in design, materials, or workmanship (as stated within this agreement) existing at the time of delivery but not discernible at that time and causing the same failure mode traced down to one or more components closely linked. Nevertheless, failures do not include normal wear out of components and are only considered within the first 39 months from original shipment by ACCELGRAPHICS, Inc.

         -        Non-complying product rate:

                  The non-complying failure rate is defined as the amount of products, which are rejected at Eligible Buyers manufacturing locations divided by the amount of products assembled by Eligible Buyer within the same period. The non-complying product rate shall be defined by product. Only products rejected due to a cause that is the direct result of critical errors in ACCELGRAPHICS, Inc.'s design or production phase, including components, will be included within the calculation of the non-complying product rate.

                  Critical error is a substantial deviation in the performance of the product which seriously impairs its functionality, safety or compliance with the regulatory standards as defined in the product specifications.

                  ACCELGRAPHICS, Inc. shall provide HP on a monthly basis the current repair results data on complying products (parts, components,...).

                  ACCELGRAPHICS, Inc. will maintain historical records for each defective board returned by HP.

2.       Quality level limits:

                  -      AFR BMR:                                            target            limit
                                        1st quarter shipment                 [*   *]          [*   *]
                                        2nd quarter shipment                 [*   *]          [*   *]
                                        3rd quarter shipment and after       [*   *]          [*   *]

                  -      Non Complying Product Rate (NCPR):                  target            limit
                                        1st quarter shipment                 [*   *]          [*   *]
                                        2nd quarter shipment and after       [*   *]          [*   *]

3.       Procedure in case of quality deviation

                  -      AFR BMR between "target" and "limit"
         If the AFR reaches or exceeds the "target" failure rate, HP shall have the right to hold shipment from ACCELGRAPHICS, Inc. pending resolution of the quality issue and ACCELGRAPHICS, Inc. shall provide a corrective action plan to HP. Such action plan shall document the ability to cure the AFR BMR and bring it back below the agreed upon limit.

         If the AFR is beyond the agreed "target", AND if the root cause can be traced down to solely ACCELGRAPHICS responsibility, HP have the right to have its on hand inventory reworked at a location to be agreed upon by both parties, at no cost to HP. If the root cause is a combination off ACCELGRAPHICS and HP causes, the cost of the rework will be prorated between the two parties.

                  - AFR BMR Greater Than "Limit" (Excessive AFR condition) HP shall notify ACCELGRAPHICS, Inc. as soon as an excessive AFR BMR condition is suspected. ACCELGRAPHICS, Inc. and HP will them meet together:

         a) to analyze the situation and mutually agree upon whether it is an excessive failure rate and whether or not it is ACCELGRAPHICS, Inc. responsibility;

         b) to decide on the most cost-effective way of solving the excessive failure (this may include a preventive action plan);

         c) to decide on the way HP and ACCELGRAPHICS, Inc. will share the costs of travel and labor expenses or a products recall for fixing the installed base, in case it is ACCELGRAPHICS, Inc. responsibility. As an alternative, ACCELGRAPHICS will credit [* * * *] for each failure in excess of the target AFR. ACCELGRAPHICS, Inc. will be responsible for the parts costs.

         In any event, the data supplied by HP to substantiate the claim for excessive failure rate must be verifiable and accepted by Accelgraphics Inc. and must not be caused by misuse, abuse or modification of the equipment or by the buyer's faulty service procedure, materials and tools.

                  -        Continuous improvement

         In order to continuously improve the product quality and reliability, ACCELGRAPHICS, Inc. will record and analyze defects appearing in its production process.
         Quality data will be summarized monthly and faxed//emailed to HP Vendor Account Manager. This report will be called "Weekly Quality Report" and will include process yield sorted by process step and component types.

                                   EXHIBIT H-1

                           NONCOMPLYING PRODUCT RETURN

1. Return Materials Authorization

Definition: Non-Complying Products (NCP), are Products rejected at Eligible Buyer manufacturing locations before shipment to end-users, due to a cause that is the direct result of critical errors in ACCELGRAPHICS, Inc.'s production process, including component acceptance, boards marking, packing and shipping. Non-complying products may be returned by HP Eligible Buyers to ACCELGRAPHICS, Inc. Prior to returning the products, the Eligible Buyers shall obtain a Return Material Authorization (RMA) from ACCELGRAPHICS, Inc. in accordance with ACCELGRAPHICS, Inc. Customer Return Material Process. The following data must be submitted (in english) for obtaining an RMA number:
          -  Part number and quantity
          -  Serial number and engineering revision (code)
          -  Reason for return (expertise report)

2. RMA number delay

Unless further verification is reasonably required by ACCELGRAPHICS, Inc., ACCELGRAPHICS, Inc. shall supply an RMA number within two (2) days of receipt of the request. If further verification is required, the RMA number shall be supplied by ACCELGRAPHICS, Inc. within five (5) days of receipt of the request.

3. Shipment of products

RMA products may be returned "freight collect" from ACCELGRAPHICS Inc.

4. [*   *]

[*       *        *        *        *       *        *].

5. Treatment of Non-Complying Products

ACCELGRAPHICS, Inc. is authorized to ship non-complying Products returned by HP as "new" Products, after repair and re-labelling to the current engineering revision level and/or part-number. In order to avoid any end-of-life excess related to NCPs, the ACCELGRAPHICS, Inc. is strongly encouraged to treat NCPs on an on-going basis in order to ship them back as new Products as soon as possible. Also, it is requested that the ACCELGRAPHICS Inc.
maintains regular statistics on NCP return ratios.
HP will accept no liability whatsoever related to NCPs end-of-life excess.
In order to better assess the causes of line returns and ultimately improve the line yield, ACCELGRAPHICS, Inc. is requested to test NCP returns BEFORE "upgrading" boards (whenever appropriate).

6. Reporting for Non Complying Products: see Section 1

7. Upgrade/Rework Purchase Orders

Non-Complying Product returns are to be distinguished from returns of Products to ACCELGRAPHICS, Inc. for the purpose of upgrade and/or rework. In this specific case, the return shall be accompanied by a purchase order for the price of the rework to be done.

                                   EXHIBIT H-2

                              FIELD FAILURE SUPPORT

In the following section, HP means, in particular, HP-SME and/or HP-SMC i.e. the HP repair and support organizations respectively located in Europe-France and in the US-California (see Section C). This section will first establish definitions, then describe the required operating processes for the Repair activity.

1.    Definition

1.1 "Product Life" shall mean the period of time from the first shipment of Product to an Eligible Buyer to the last shipment of Product following the last Purchase Order.

1.2 "Support Life" shall mean the [* * * * *] period of time starting on the date of the last shipment of Product following the last Purchase Order.

1.3 "SpareParts" are defined as being boards either coming out of the normal production flow or repaired-and-upgraded Products fully compliant with the current production revision status. Spare Parts are individually packaged according to HP specifications.

1.4 "Field Failures" or "Product Field Failures" or "Board Field Failures" or "Field Service Returns (FSR)" are defined as Product failures occurring at an HP customer site, in the field (i.e. at distributor or end-user sites)

1.5 "Spare Part Service":
HP shall be able to order spare parts from ACCELGRAPHICS, Inc. at any time until [* * * *] after the Product Life ends.

1.6 "Spare component service":
Spare components are those components that belong to the BOM (Bill of Materials) and AVL (Approved Vendor List) of a particular Product. In the case HP perform the repair, HP shall be able to order from ACCELGRAPHICS, Inc. spare components belonging to the Product BOM.

1.7 "Repair service by ACCELGRAPHICS, Inc.":
ACCELGRAPHICS Inc. shall provide repair service for all Product Field Failures during the Product Life and the Support Life. Consequently, ACCELGRAPHICS, Inc. shall be responsible for the repair/replacement of all in-warranty or out-of-warranty field defective boards returned during this period. In the case where HP is forced to repair following failure by ACCELGRAPHICS, Inc. to repair/replace defective boards per the terms of this addendum, such default being not cured within [* * * *] after written notice from HP, HP may charge ACCELGRAPHICS, Inc. as defined in paragraph 5 of Exhibit H-2 to cover HP labor repair cost and inconvenience. From the date of this repair, any future under-warranty repair for the Product will be performed by HP who will charge the same to ACCELGRAPHICS, Inc. for each Product repaired.

1.8 "Option for HP repair":
1.8.1 HP may, at its option, at any time, decide to repair the boards himself at its premises even without failure from ACCELGRAPHICS, Inc.
[* * * * *]

1.8.2 If ACCELGRAPHICS, Inc. is not able to perform the repair or decides to stop the repair of the boards, HP will perform the repair.
* Repair pricing:

Field Failures under warranty will be charged to ACCELGRAPHICS, Inc. at a fixed cost of [* *]per repair (labor cost only, materials to be added) including no more than [* *] no-trouble-found board. If more than [* *] NTF are found, then no refund will be requested from ACCELGRAPHICS, Inc. for the NTF boards in excess of [* *]. Repair refund invoicing shall occurs once a month together with submission by HP of the monthly pareto report.

* Tooling charges will negotiated at this time as following:
- AccelGraphics Inc. will lend at no charge to HP his own tooling equipment.
- If HP has to buy tooling equipment, ACCELGRAPHICS, Inc. will pay back tooling charges to HP in one shot.

SELECTED OPERATING PROCESS:
AT THE DATE OF SIGNATURE OF THIS ADDENDUM, BP HAS DECIDED TO UTILIZE ACCELGRAPHICS, INC. TO REPAIR FIELD FAILURES. THIS DECISION MAY BE REVERSED AT
ANY TIME DURING THE PRODUCT LIFE WITH [        ] PRIOR NOTICE TO ACCELGRAPHICS,
INC.

Paragraphs 2 and 3, below, covers provisions in the case ACCELGRAPHICS, Inc. performs the repair. Paragraph 4 states provisions in the case HP performs the repair as a consequence of exercising Option 1.8 above. Provisions of paragraph
2.10 remain valid in both cases.

2. Required operating processes in the case ACCELGRAPHICS, Inc. performs the repair

2.1 Manufacturing operation:
ACCELGRAPHICS Inc. shall set one dedicated repair organization to handle repair service of all Products Field Failures, regardless of their actual manufacturing plant, with dedicated and identified people, location, stock and repair equipment and a Spare Part delivery service. In the following section, this repair operation will be referred to as "Central Repair Facility", or CRF. The CRF where HP organizations can order services is:

         ACCELGRAPHICS, Inc., 1942 Zanker Road, San Jose, CA 95112, United Sates

2.2 Purchase order and acknowledgment:
Each weekly shipment of defective boards from HP to ACCELGRAPHICS, Inc. CRF shall be accompanied by a Purchase Order for a repair service and the acknowledgment form. The PO will be faxed or emailed to ACCELGRAPHICS, Inc. CRF at the time the boards are sent.

Upon receipt of the defective boards to be repaired by ACCELGRAPHICS, Inc. CRF, ACCELGRAPHICS, Inc. CRF shall send back to HP the acknowledgment form within two
(2) working days. Any discrepancies between the Purchase Order and the receipt of products for repair by ACCELGRAPHICS, Inc. CRF, will be communicated to HP by facsimile on the acknowledgment form.

Delivery addresses will be noted on the Purchase Order.

HP will comply with customs regulations when returning defective boards to ACCELGRAPHICS, Inc. CRF.

Field failures shall not be subject to the RMA process defined in Exhibit H-1. The RMA process is exclusively used for Non Complying Products.

2.3 Repaired hoard tracking:
For all defective boards, the HP control number is intended to track the defective boards at individual level at HP and ACCELGRAPHICS, Inc. CRF. HP control number for each repaired Product shall always take precedence over ACCELGRAPHICS, Inc.'s manufacturer's serial number or equivalent manufacturing serial number and must be marked on Products.

Upon receipt of boards from HP, and prior to any other operation on them, ACCELGRAPHICS, Inc. CRF shall record in it's data base the HP part number, the accelgraphics, Inc. or HP original revision level, the HP Control numbers and the HP serial numbers for each board.

This recording shall be done before a maximum of two (2) working days after receipt of the boards. HP and ACCELGRAPHICS, Inc. are entitled to audit this recording process at any time. These recordings shall be used as the basis for invoicing HP or ACCELGRAPHICS, Inc. for the cost of the board upgrades as set forth is 2.4., below.

HP part number, engineering code and manufacturing date-code labels shall be placed on the repaired boards.

2.4 Board upgrade:
ACCELGRAPHICS, Inc. and HP shall mutually define on an on-going basis the "current upgrade matrix" of repaired boards detailing the mandatory board upgrades on the basis that a repaired board must exhibit the same performance and bug integrity level than a current production board. The responsibility and cost of each upgrade shall be defined in the same matrix. At any time, ACCELGRAPHICS, Inc. CRF shall ship repaired/replaced boards complying with the current upgrade matrix requirements.
ACCELGRAPHICS, Inc. CRF shall test repaired/replaced boards at the latest test release level in accordance with the current upgrade matrix.

2.5 Documentation and Reporting:
On a weekly basis, on Monday, ACCELGRAPHICS, Inc. CRF shall send to BP the complete shipping plan including history and backlog, for all POs related to board repair or Spare Part orders.

ACCELGRAPHICS, Inc. CRF shall provide HP with monthly reports in pareto format summarizing the diagnostics results and the components involved for each part-number. These reports shall include the No Trouble Found ratio as defined in clause 3.3 below, per board requiring upgrade and board not requiring upgrade, and the monthly scrap percentage.

ACCELGRAPHICS, Inc. CRF will maintain historical records for each defective board returned by HIP. All these reports shall be written in a mutually agreed format. ACCELGRAPHICS, Inc. CRF will include necessary explanations for all situations failing the provisions of this Exhibit, when any, including adequate recovery and/or action plan.

2.6 Boards scraps
A board which has been returned by HP for the third time and verified by ACCELGRAPHICS, Inc. CRF as a defective board each time, will be scrapped by ACCELGRAPHICS, Inc. CRF at ACCELGRAPHICS, Inc. CRF's expense.

A board which cannot be reasonably repaired due to damage, abuse, misuse and alteration other than done by ACCELGRAPHICS, Inc. CRF shall be scrapped by ACCELGRAPHICS, Inc. CRF at HP's expense. ACCELGRAPHICS, Inc. CRF shall keep such boards available to HP during two (2) months for audit purpose upon HP's request. ACCELGRAPHICS, Inc. CRF shall contact HP to determine disposition of materials and reconcile open orders.

Scrapped boards control numbers along with the related order numbers shall be communicated to HP within two (2) days maximum after boards are scrapped.

2.7 Repair or replace:
ACCELGRAPHICS, Inc. CRF may, at its option, replace the defective board with a new Product rather than repairing the board, at no extra cost to HP. Whenever ACCELGRAPHICS, Inc. CRF performs replacements, ACCELGRAPHICS, Inc. CRF shall supply HIP with a diagnostic of all received defective boards within one (1) month with the HP part-number. The replaced board shall comply with the current upgrade matrix requirements as defined in clause 2.4.

2.8 Board shipment:
All Products to be repaired will be shipped by HP to ACCELGRAPHICS, Inc. CRF for repair at HP's expenses.

All replacement or repaired Products shipped by ACCELGRAPHICS, Inc. CRF to HP shall be at ACCELGRAPHICS, Inc. CRF's risk and expenses, including transportation charges.

ACCELGRAPHICS, Inc. CRF shall provide the products, individually packed according to HP specifications.

ACCELGRAPHICS, Inc. CRF will expedite shipping of all past due orders at ACCELGRAPHICS, Inc.'s expenses.

2.9 Invoicing/payment:
ACCELGRAPHICS, Inc. CRF shall charge HP as defined in 3.5 and 2.4, once a month. The invoice shall correspond to the repair and upgrades performed on the boards shipped to HP. HIP shall pay in Net thirty (30) days after the later of the receipt of the invoice or the receipt of the boards.

ACCELGRAPHICS, Inc. CRF shall be able at any time to demonstrate upon HP request the details of the in warranty and out of warranty board upgrade operations performed on each shipped board.

2.10 Spare Parts:

2.10.1 General conditions
ACCELGRAPHICS, Inc. shall provide HP with Spare Parts for all the Products object of these addenda during the Product Life and the Support Life of the Product. These Spare Parts shall comply with the current upgrade matrix requirements as defined in clause 2.4 above.

On a monthly basis, HP Repair and Support organizations will issue purchase orders for Spare Parts to ACCELGRAPHICS, Inc. which will deliver them with the highest priority (see Exhibit D). The maximum lead time for such orders shall not-exceed [* *].

The price of these Spare Parts will be equal to the current pricing available for HP.
These Spare Parts will have a warranty of thirty nine (39) months from their initial shipment from ACCELGRAPHICS, Inc.

Handling of Spare Parts orders, shipment conditions, terms of payment and quality rules obey the same rules as set forth for normal Product orders (see Sections G) except as explicitly notified below.

On an exceptional basis, as requested by HP, ACCELGRAPHICS, Inc. shall provide emergency ("Hotline") same day shipping service for Spare Parts.

2.10.2 Spare Parts Availability during the Support Life:
If during the Support Life, ACCELGRAPHICS, Inc. wishes to discontinue the production of the Spare Parts, ACCELGRAPHICS, Inc. agrees to provide HP with [* *]prior written notice of discontinuance.
In this case HP will be given the opportunity to place a Spare Parts "Lifetime Buy" orders at the [* *] after notice of discontinuance has been given.

ACCELGRAPHICS, Inc. shall deliver this "Lifetime Buy" according to manufacturing and procurement lead-time conditions at time of manufacturing, and shall invoice HP based on actual price at time of invoice.
The unit price of these lifetime buy

2.10.3 Forecasts:
Non repaired boards: forecasts for support organization will be included in the monthly forecasts issued by HP (as set forth in Exhibit D).
Repaired boards: the support organizations will issue monthly forecasts, on a 5 months rolling window, including boards to be returned by HP to ACCELGRAPHICS, Inc. for repair and repaired boards to be sent by ACCELGRAPHICS, Inc. to HP.

2.11 Spare Components:

"Spare Components" are defined as components belonging to the Bill of Materials of the Products in conformance with the current Approved Vendor List.

During the Product Life and at any time during the Support Life, ACCELGRAPHICS, Inc. is responsible for making sure Spare Components are available either on the market or at ACCELGRAPHICS, Inc. CRF's premises to ensure that ACCELGRAPHICS, Inc. is able to meet the Repair and Spare Part supply services stated in sections above.

In the event a component becomes obsolete, ACCELGRAPHICS, Inc. CRF shall take the initiative of building a lifetime inventory of this component or formally introduce a suitable substitute through the Engineering Change Notification process, as described in Appendix 1, subject to approval by HP.

In the case building a lifetime buy is the selected solution, ACCELGRAPHICS, Inc. shall evaluate the lifetime inventory necessary to meet the requirements of the Repair and Spare Part supply services stated in sections above for the remaining Support Life period. For this evaluation, HP shall, under request by ACCELGRAPHICS, Inc., supply ACCELGRAPHICS, Inc. with its Spare Part forecasted needs.

The price of these "Life time buy" boards will be [* *] as set in Exhibit B (which is the estimation of the standard cost with no margin).

2.12 Inventory:
At HP's demand and no more than four (4) times a year, ACCELGRAPHICS, Inc. CRF will provide HP with a physical inventory of HP property. ACCELGRAPHICS, Inc. CRF will, within two weeks, provide the required listing including the HP parts numbers, and the quantities segmented by each Repair and Support organization.

2.13 Repair warranty:
Repaired/replaced Products have the remainder of their original warranty from their original shipment from ACCELGRAPHICS, Inc. If the repaired/replaced board continues to be defective with the same root cause, ACCELGRAPHICS, Inc. CRF will repair or replace it at no cost to HP. There is no implied warranty for all Products that have been repaired outside warranty.

2.14 HP inventory board upgrade:
HP may, at its option, ship all or part of its inventory of Spare Parts to ACCELGRAPHICS, Inc. CRF for upgrade in accordance with the current upgrade matrix requirement. ACCELGRAPHICS, Inc. CRF and HP shall mutually agree upon a time frame and a turn around time for such upgrade.

The cost of upgrade shall be shared between both parties according to responsibilities defined in the current upgrade matrix, and invoiced as defined in clause 2.9.

3. Objectives

3.1 Repair turn around time:
ACCELGRAPHICS, Inc. CRF will repair or replace defective boards within [* *]from date of receipt by ACCELGRAPHICS, Inc. CRF and make them available at HP's delivery address specified on the corresponding Purchase Order within an additional [* *] transit time for HP/SME. The total period of [* *] is defined as the turn around time. As a provision for setting up the repair process, during the first 2 months, a [* *] turn around time will be tolerated. In case ACCELGRAPHICS, Inc. CRF is unable to meet the turn around time, ACCELGRAPHICS, Inc. CRF shall give HP advanced notice of no less than twenty-four (24) hours from the shipment due date. This notice will be accompanied by a mutually acceptable recovery plan, with specific dates.

If the turn around time for a given order exceeds [* *], ACCELGRAPHICS, Inc. CRF shall replace the concerned boards by new Products, at no extra cost to HP.

In no case shall HP be kept liable for any new or repaired board buffer stock set at ACCELGRAPHICS, Inc. premises for the purpose of meeting the contractual turnaround time. If the turn around time objective is not reached consistently, both parties shall discuss a plan to cure the problem and meet again the turn around time.

3.2 Non complying Product rate for repaired Products:
For definitions and calculation, see Exhibit G.
NCPR limits:
                               rate (goal)               Upper limit
         CPU board:              [*   *]                   [*   *]

The upper limit is defined as a dock to stock objective.
Excessive NCPR conditions: see Exhibit G.

3.3 "No Trouble Found" boards:
A board is defined as being No Trouble Found if it passes the set of tests at ACCELGRAPHICS, Inc. CRF, regardless of its upgrade status. The boards coming from HP Spare Part inventory for upgrade only are excluded from this calculation.

If the percentage of No Trouble Found boards (called "NTF") calculated on a monthly basis exceeds [* *], ACCELGRAPHICS, Inc. CRF and HP will make sure a trouble-shooting method ensuring detection of intermittent failures is used.

If the percentage of NTF consistently stays above [* *] in spite of this, ACCELGRAPHICS Inc. CRF shall take leadership in organizing a meeting with HP to determine the causes and may request the latest HIP system at no charge for problem verification.

3.4 First 30 boards process:
A specific failure analysis is required from ACCELGRAPHICS, Inc. CRF for the first thirty (30) Field Failures boards sent back to ACCELGRAPHICS, Inc. CRF for repair. The failure analysis report will contain a component pareto and for each component a root-cause analysis (design, process, component, failures). The failure analysis report shall be generated every two weeks and sent to HP (Vendor Account Manager and SME Repair organization) until the first thirty (30) boards have been analyzed, repaired and sent back to HP.

3.5 Repair pricing:
Field Failures under warranty are repaired at no cost to HP. Upgrade costs are invoiced by ACCELGRAPHICS, Inc. CRF according to the Upgrade matrix defined in section 2.4. Out-of-warranty Field Failures are repaired and a cost, charged to HP, jointly analyzed and negotiated every year. This cost is not fixed yet.

4. HP repair provisions

This section describes ACCELGRAPHICS, Inc.'s and HP's obligations in the case HP decides to exercise Option 1.8 to repair the Failed Failures itself

4.1 ACCELGRAPHICS Inc. obligations:
4.1.1 Component supply:

HP shall have the right to purchase components belonging to the board BOM from ACCELGRAPHICS, Inc. at a price negotiated according to market trends, during the Product Life. The lead time will be [* *]. However, if the quantities are less than 20 pieces, ACCELGRAPHICS, Inc. will do its best to meet the [* *] lead time. In any case, ACCELGRAPHICS, Inc. will inform HIP of a possible product shortfall due to the component shipments and HP can make the decision to buy the parts. Minimum orders is US [* *].
Unless otherwise agreed by HP, delivery of components to the repair organizations has priority over manufacturing of new boards). These components must comply in form, fit, version with the current AVL at date of purchase.

4.1.2 Test tools:
HP shall have the right to obtain from ACCELGRAPHICS, Inc. all plans, documents, samples, drawings, software, and other informations necessary for HP to manufacture its test tools and fixtures.

4.1.3 Communication:
ACCELGRAPHICS, Inc. shall pro-actively communicate to HP any data or change in its manufacturing process that may affect the HP repair activity.

4.1.4 Spare parts:
Provisions in 2.10 remains valid.

4.1.5 Repair refund:
ACCELGRAPHICS, Inc. shall pay HP within 30 days of reception of an appropriate invoice covering repair cost refund (see 1.7 and 1.8 above).

4.2 HP obligations:
4.2.1 Part purchase:
Three months before the planned end of the Product Life, HP shall give ACCELGRAPHICS, Inc. a forecast of its needs for components in order to enable ACCELGRAPHICS, Inc. to acknowledge favorably any "end of life" component order. After the Product Life + 3 months, HP will be on its own for its component purchasing.

4.2.2 Communication and reporting:

On-going reporting: HP shall provide ACCELGRAPHICS, Inc. with monthly reports in pareto format summarizing the diagnostics results and the components involved in each failure. These reports shall include the No Trouble Found ratio as defined in clause 3.3 above, per board requiring upgrade and board not requiring upgrade, and the monthly scrap percentage. HP will maintain historical records for each defective board returned.

First 30 boards: for the first 30 field failure boards, a specific failure analysis will be performed by HP and sent to ACCELGRAPHICS, Inc. This failure analysis report will contain a component pareto and for each component a root-cause analysis (design, process, component, failures). The failure analysis report shall be generated every two weeks and sent to ACCELGRAPHICS, Inc. until the first 30 boards have been analyzed and repaired.

During the first 3 months, HP will maintain daily/weekly contact with ACCELGRAPHICS Inc. through 2 contacts (to be defined if this process is implemented) with the objective of passing to ACCELGRAPHICS, Inc. all repair informations and ideas that may have a positive effect on ACCELGRAPHICS, Inc. manufacturing process yield and quality.

5. Out of warranty boards

Out of warranty boards repair will be charged to HP as following:
Labor: [*   *] per board
Materials: according to [*   *]

                                    EXHIBIT I

                          ENGINEERING CHANGE PROCEDURE


1. Engineering Change Request Process

ACCELGRAPHICS Inc. will have to notify HP of any product change at least [* *] weeks before chancre implementation in the product.
Chancre may impact either hardware or software components.
ACCELGRAPHICS, Inc. will ship prototypes samples to HP at least [* *] weeks before chancre implementation in the product.
ACCELGRAPHICS, Inc. will have to wait for HP Vendor Account Manager authorization before sending products including the change to any Eligible Buyer after receiving an order from them.

The engineering date-code of the cards will have to be modified according to the new chancre and notified to HP.

2. Acceptance criteria

- Each software engineering chance will have to be backward compatible with previous hardware product versions.

- If either hardware or software engineering changes don't pass UP qualification tests, AccelGraphics, Inc. commits to support HP with the last qualified product revision (hardware or software) without any additional cost.

3. Roll over risk management

During [* *] after the first shipment of the product including the change implementation as described above, ACCELGRAPHICS, Inc. will keep in house at HP charge an inventory of boards which don't include the engineering change (i.e. boards with previous revision).
The amount of this inventory will be equal to [* *] shipment.
ACCELGRAPHICS Inc. will be able to ship these units or a part of them to any HP Eligible Buyers in case of problem with the new product revision.

[* *] after the first shipment of modified products, these units will be reused in the usual orders according to the following process:
- Alternative 1: if the engineering change is a major hardware bug fix, this inventory will be [* *].
- Alternative 2: if the engineering change is part of the current improvement process, and if HP decides to have these boards upgraded, [* *].

4. Tracking

Upon request from HP, ACCELGRAPHICS will be able to provide HP with the production data and shift of a board identified with its serial number, and the list of all other boards produced during the same shift. Serialization data must be stored by ACCELGRAPHICS during the whole support life of the product (see Exhibit F)

5. Approved Vendor List

The AVL is a dated and IS09000-registered listing of all parts used in the design of the Product. For each of these parts, it includes:

(1) ACCELGRAPHICS, Inc. part # (or HP part number when applicable)
(2) The type of part (ex: capacitor)
(3) A description of the part

(4) The package type
(5) A list of Vendors qualified for this part
(6) The Vendor's reference number for the part
(7) The Vendor's stepping version and manufacturing location for all critical parts (Big MOS, TTL ICs, PC board,...the list of which will be mutually agreed upon and modifiable during the life of the Product). The AVL must be given a version number. ACCELGRAPHICS, Inc. is expected to make incoming inspection of components to ensure that the AVL is respected.

                                    EXHIBIT J

                              RELATIONSHIP MANAGERS


HP:               [*       *        *       *        *]
                  [*       *        *       *        *]
                  [*       *        *       *        *]
                  [*       *        *       *        *]
                  [*       *        *       *        *]
                  [*       *        *       *        *]
                  [*       *        *       *        *]

SELLER:           [*       *        *       *        *]
                  [*       *        *       *        *]
                  [*       *        *       *        *]
                  [*       *        *       *        *]
                  [*       *        *       *        *]
                  [*       *        *       *        *]


From an operational and support standpoint, the contacts are:

Function                      ACCELGRAPHICS, Inc. contact       HP contact
--------                      ---------------------------       ----------
Business Management            [*   *   *]                      [*   *   *]
Engineering                    [*   *   *]                      [*   *   *]
Quality control                [*   *   *]                      [*   *   *]
Procurement Forecasts          [*   *   *]                      [*   *   *]
Marketing                      [*   *   *]                      [*   *   *]
Lab R&D                        [*   *   *]                      [*   *   *]
Technical Marketing            [*   *   *]                      [*   *   *]
Repair                         [*   *   *]                      [*   *   *]

Escalation                     [*   *   *]                      [*   *   *]
                                                                [*   *   *]

        Both AccelGraphics, Inc. and HP relationship managers as defined here above shall be copied in all written exchanges between HP and AccelGraphics, Inc. HP and AccelGraphics Inc. will keep each other updated on any organization change that may affect the contact persons and/or communication flows.

                                   Amendment 1
                                Dealer Agreement

Amendment 1 is entered into this ____ day of ______ 1995, by and between AccelGraphics, Inc., a California corporation ("AccelGraphics"), and Business Smarts (Dealer). The effective date ("Effective Date") shall be the last date on which an authorized representative of the Parties signed below. It is an Amendment to the Dealer Agreement signed February 13, 1995.

Section 1.0 - Removing section from the Dealers original contract

1.1 Sales Reports - Refer to section 4.4 (b) in the original Dealer contract

Section 2-0 - Changing the terms in the contract

2.1 Acceptance and Rejection - Refer to section 8.4 in the original contract. Change the terms to allow dealer to inspect all products within ten (10) working days of receipt of that product otherwise, product will be deemed accepted.

2.2 Reschedule - Refer to section 9.1 in the original contract. Dealer may reschedule an order without cancellation fee by delivering written notice to AccelGraphics at least fourteen (14) days before the scheduled shipment date provided that (i) the rescheduled delivery date is not more than ninety (90) days after the original delivery date and (ii) the rescheduled order cannot be rescheduled again or canceled.

2.3 Cancellation - Refer to section 9.2 in the original contract. Dealer may cancel an order without a cancellation fee by delivering notice to AccelGraphics at least fourteen (14) days before the shipment date. Dealer agrees to pay AccelGraphics a cancellation charge of twenty-five percent (25%) of the net price of each item canceled, for any order canceled with less than fourteen (14) days notice to AccelGraphics.

IN WITNESS WHEREOF, the parties' authorized representatives have executed this Agreement providing the Reseller shall not sell, directly or indirectly, and Product by Mail.

AccelGraphics, INC.                         Business Smarts

By:          /s/ Nancy E. Bush      By:            /s/ Bob Banjac
   ------------------------------       --------------------------------
Print Name:   Nancy E. Bush         Print Name:      Bob Banjack
           ----------------------              -------------------------
Title:             CFO              Title:             Mkt Dir.
      ---------------------------         ------------------------------
Date:            3/29/95            Date:               3/9/95
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